Exhibit 99.2

CA Technologies welcomes Rally Software

CA Technologies has signed a definitive agreement to acquire Rally Software, a leading global provider of agile development software and services.

Heidi Lemmetyinen • May 28, 2015

The acquisition will strengthen CA’s strategy to help customers better navigate changing markets, improve performance and deliver value faster in a world driven by software.

Why Agile?

As software disrupts traditional business models, businesses are facing increased pressure to undergo a digital transformation. Delivering new applications efficiently and quickly is becoming a key competitive differentiator in all industries, but outdated development practices are hindering the speed of innovation.

An agile approach, which aligns software development and strategic business objectives, helps companies to deliver software that moves at the speed of business.

According to Forrester, Agile is now an accepted and growing development methodology: sixty-nine percent of respondents in a recent survey of business decision-makers have interest, plan to implement, or have already implemented Agile for their custom development; and sixty-three percent of respondents of the same survey answered similarly for packaged software development and maintenance.

Market intelligence firm IDC expects strong growth for Agile ALM software: the market is forecasted to skyrocket from $211.9 million in 2012 to $1.1 billion by 2017 with a forecasted compound annual growth rate of 39%.

Helping businesses innovate faster

Rally’s expertise as the #1 leader in enterprise agile-at-scale, combined with CA’s leadership in the Application Economy will help businesses accelerate their pace of disruption.

Together, CA and Rally will be positioned at the forefront of the digital transformation taking place across enterprises globally.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words “believes,”

“plans,” “anticipates,” “expects,” “estimates,” “targets” and similar expressions relating to the future) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, CA’s management, as well as information currently available to CA’s management. These forward-looking statements reflect CA’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the risk that an insufficient number of Rally’s stockholders tender into the tender offer; the risk that regulatory approvals required for the acquisition are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the acquisition are not satisfied; potential adverse reactions or changes to customer, supplier, partner or employee relationships, including those resulting from the announcement or completion of the acquisition; uncertainties as to the timing of the acquisition; competitive responses to the proposed acquisition; response by activist stockholders to the acquisition; uncertainty of the expected financial performance of CA following completion of the proposed transaction; the ability to successfully integrate Rally’s operations and employees in a timely manner; the ability to realize anticipated synergies, cost savings and operational efficiencies;

unexpected costs, charges or expenses resulting from the acquisition; litigation relating to the acquisition; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and other factors described more fully in CA’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should CA’s assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Notice to Investors of Rally Software Development Corp.

The tender offer for the outstanding shares of Rally Software Development Corp. described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Rally Software Development Corp. pursuant to the tender offer by Grand Prix Acquisition Corp. (“Merger Sub”) or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by CA and Merger Sub. In addition, Rally Software Development Corp. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Rally Software Development Corp.’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Merger Sub’s tender offer because they contain important information, including the terms and conditions of the offer. Rally Software Development Corp.’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.